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Exhibit 10.40

AMENDMENT 2001-1
TO THE
HILTON HOTELS
EXECUTIVE DEFERRED COMPENSATION PLAN

        HILTON HOTELS CORPORATION hereby adopts this Amendment No. 2001-1 to the Hilton Hotels Executive Deferred Compensation Plan (the "Plan"). This Amendment is adopted pursuant to the provisions of Section 10.4 of the Plan.

        1.    The definitions for "Base Salary Deferral", "Bonus Compensation Deferral" and "Compensation Deferral" in Section 1.2 of the Plan are amended to read, in their entirety, as follows:

        ""Base Salary Deferral" shall mean that portion of Base Salary as to which an Eligible Employee has made an irrevocable election to defer receipt of until the date specified under the In-Service Distribution Option and/or the Retirement Distribution Option."

        ""Bonus Compensation Deferral" shall mean that portion of Bonus Compensation as to which an Eligible Employee has made an irrevocable election to defer receipt of until the date specified under the In-Service Distribution Option and/or the Retirement Distribution Option."

        ""Compensation Deferral" means that portion of Compensation as to which a Participant has made an irrevocable election to defer receipt until the date specified under the In-Service Distribution Option and/or the Retirement Distribution Option."

        2.    Paragraphs (c) and (d) in Section 3.1 of the Plan are amended to read, in their entirety, as follows:

          "(c) The Committee may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year, including Employees who become Eligible Employees because they are promoted or hired by the Company to a position of Vice President or hotel general manager on or after January 1 of a Plan Year, to enroll in the Plan by filing a completed and fully executed Enrollment Agreement as soon as practicable following the date the Employee becomes an Eligible Employee but, in any event, within 30 days after such date. Notwithstanding the foregoing, however, any Enrollment Agreement executed by an Eligible Employee, pursuant to this section, to make a Compensation Deferral shall apply only to such amounts as are paid to the Eligible Employee after the date on which such Enrollment Agreement is filed.

          (d)  Any election to make a Compensation Deferral under paragraph (a) or (c) of this Section 3.1 shall remain in effect and be irrevocable, notwithstanding any change in the Participant's Compensation, until (a) the Participant's Termination Date, or (b) the Participant files a new Enrollment Agreement with the Committee of the termination or modification of such election. An election to terminate or modify a prior election for Compensation Deferral will be effective at the start of next Plan Year."

        3.    First sentence in Section 6.2 of the Plan is amended, in its entirety, to read as follows:

          "Election of Distribution Option. In the Enrollment Agreement filed with the Committee, an Eligible Employee shall elect the Distribution Account pursuant to which the Eligible Employee's Compensation Deferrals will be allocated."

        4.    First sentence in Section 6.6(a) of the Plan is amended to read, in its entirety, as follows:

          "(a) In-Service Distributions.    In the case of a Participant who continues in employment with the Company, the vested portion of a Participant's In-Service Distribution Account shall be paid to the Participant commencing no later than January 31 of the Plan Year(s) elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, which may be no later than the third Plan Year following the end of the Plan Year in the Compensation Deferral giving rise to that distribution was made, (i) in a lump sum or (ii) if the amount to be distributed exceeds $25,000, in quarterly, semi-annual or annual installments payable over 2, 3, 4, or 5 years; provided, however, that no later than the first day of the thirteenth month preceding the date on which payment is scheduled to be made or commence, the Participant may elect to defer the payment to a later date."

        5.    The amendments made by this instrument shall be effective January 1, 2002.

        IN WITNESS WHEREOF, and as evidence of the adoption of this Amendment 2001-1, Hilton Hotels Corporation has caused the same to be executed by its duly authorized officers and its corporate seal to be affixed hereto this 14 day of November, 2001.

Attest:	HILTON HOTELS CORPORATION
/s/ RITA BAXENDALE	By:	/s/ MOLLY MCKENZIE-SWARTS
Witness

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AMENDMENT 2001-1 TO THE HILTON HOTELS EXECUTIVE DEFERRED COMPENSATION PLAN